Pennsylvania Commerce Bancorp, Inc.
                             Selected Consolidated Financial Data
                                          (Unaudited)
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

                                                                     At or for the
                                                                   Three Months Ended
                                                                        March 31,
                                                      ---------------------------------------
                                                                                        %
( in  thousands,  except  per  share  amounts)           2004         2003            Change
                                                      ------------  ----------        -------

Income Statement Data:

  Net interest income                                    $ 10,968     $ 7,604             44  %
  Provision for loan losses                                   575         325             77  %
  Noninterest income                                        2,586       2,191             18  %
  Noninterest operating expenses                           10,117       7,028             44  %
  Net income                                                1,928       1,648       +     17  %


Per Common Share Data:

  Net  income:  Basic                                      $ 0.83      $ 0.73             14  %
  Net  income:  Diluted                                      0.76        0.68       +     12  %


  Book Value                                              $ 22.87     $ 19.39       +     18  %

  Weighted average shares outstanding:
      Basic                                                 2,302       2,231
      Diluted                                               2,518       2,402


Balance Sheet Data:

  Total assets                                         $1,097,226    $835,099       +     31  %
  Loans (net)                                             507,156     377,631             34  %
  Allowance for loan losses                                 6,519       5,434             20  %
  Investment Securities                                   503,707     367,135             37  %
  Total deposits                                          937,217     774,359             21  %
  Core deposits                                           888,832     710,166             25  %
  Jr. Subordinated Debt                                    13,600           0
  Trust capital securities                                      0      13,000
  Stockholders' equity                                     53,855      44,479       +     21  %


Capital:

  Stockholders' equity to total assets                       4.91 %      5.33   %
  Leverage Ratio                                             6.06        7.00
  Risk based capital ratios:
     Tier 1                                                  9.42       10.96
     Total Capital                                          10.38       12.02



Performance Ratios:

  Cost of funds                                              1.18 %      1.75   %
  Deposit Cost of Funds                                      0.92        1.56
  Net interest margin                                        4.42        4.15
  Return on average assets                                   0.73        0.83
  Return on average total stockholders' equity              14.87       15.20


Asset Quality:

  Net charge-offs to average loans outstanding               0.01 %      0.01   %

  Nonperforming loans  to  total  period-end  loans          0.28        0.23

  Nonperforming assets  to  total period-end  assets         0.15        0.14

  Allowance for loan losses to total period-end loans        1.27        1.42

  Allowance for loan losses to nonperforming loans            448 %       615   %


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